EXHIBIT 16.2


[LETTERHEAD OF GRASSANO ACCOUNTING, P.A.]

November 1, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:     Vector Holdings Corporation (the "Company")

Commissioners:

We have read the statements made by Vector Holdings Corporation, which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K/A report dated November 1, 2001
We agree with the statements concerning our Firm in such Form 8-K/A; however, we have no basis to agree or disagree with the Company's statements regarding Bongiovanni & Associates, P.A.

Very truly yours,


 /s/ N. Richard Grassano, CPA
______________________________
Grassano Accounting, P.A.